Exhibit 99.4

Unaudited Pro Forma Combined Financial Statements of Lannett Company,  Inc.

Lannett Company, Inc. (“we,” “Lannett” or “LCI”) completed the acquisition of Kremers Urban Pharmaceuticals Inc. (“KUPI”), a subsidiary of UCB Manufacturing, Inc., a wholly-owned subsidiary of UCB S.A., (“UCB”) for approximately $1.21 billion in aggregate consideration (the “Acquisition”) on November 25, 2015.  The total consideration transferred by LCI to UCB included the following: a cash payment of $1.03 billion; senior unsecured notes with an acquisition date fair value of $200.0 million; a warrant to purchase common stock with an acquisition date fair value of $29.9 million; reimbursement for original debt issuance discount and commitment fee with an acquisition date fair value of $37.3 million; contingent consideration with an acquisition date fair value of $35.0 million, and cash reimbursement for estimated working capital adjustments of $46.2 million.

Lannett funded the Acquisition with proceeds from the issuance of the $910.0 million senior secured credit facility, $22.8 million borrowings on the Revolving Credit Facility, the issuance of the $250.0 million senior notes and cash on hand.  Lannett also issued a warrant with an estimated acquisition date fair value of $29.9 million. Lannett’s senior secured credit facility, with an aggregate principal amount of up to $1.03 billion, is comprised of (i) a senior secured term loan A facility (the “Term Loan A”) in an aggregate principal amount of $275.0 million, a senior secured term loan B facility (the “Term Loan B”)  in an aggregate principal amount of $635.0 million (collectively the “Term Loan Facilities”) and (ii) a senior secured revolving credit facility in an aggregate principal amount of $125.0 million (the “Revolving Credit Facility” and, together with the Term Loan Facilities, the “Senior Secured Credit Facility” and, together with the Senior Notes and the Acquisition, the “Transactions”).

As used herein, the terms “the Company,” “we,” and “our” refer to Lannett Company, Inc., and where applicable, its consolidated subsidiaries. The Company and KUPI have different fiscal year ends. The financial periods presented in this Form 8-K are based on our fiscal periods.  For the purpose of presenting these pro forma financial statements, we used the financial statements for our fiscal year ended June 30, 2015, as filed with the Securities and Exchange Commission (“SEC”) in our most recent Annual Report on Form 10-K and the unaudited financial statements for our first quarter ended September 30, 2015, as filed with the SEC in our most recent Form 10-Q. To meet the SEC’s pro forma requirements of combining operating results for KUPI for an annual period that ends within 93 days of the end of our latest annual fiscal period as filed with the SEC, we adjusted KUPI’s historical financial information for the year ended December 31, 2014 to include the interim period ended June 30, 2015 and subtracted the comparable interim period ended June 30, 2014. The KUPI net sales and net income for the six months ended June 30, 2015 were $191.5 million and $28.5 million, respectively. We combined this KUPI unaudited historical financial information for the twelve months ended June 30, 2015 with our fiscal year ended June 30, 2015 “financial information” to prepare the pro forma financial statements. The Unaudited Pro Forma Combined Balance Sheet as of September 30, 2015 gives effect to the KUPI acquisition as if it had occurred on that date and includes historical data as reported by the separate companies. The Unaudited Pro Forma Combined Statement of Operations for the twelve months ended June 30, 2015 and the three months ended September 30, 2015 gives effect to the KUPI acquisition as if it had been consummated on July 1, 2014 and includes historical data as reported by the separate companies. The historical financial information has been adjusted to give effect to events that are (i) directly attributable to the acquisition, (ii) factually supportable, and (iii) with respect to the statement of operations, expected to have a continuing impact on the combined results of the companies. The detailed assumptions used to prepare the pro forma financial information are contained in the notes to the Unaudited Pro Forma Combined Financial Statements (“Pro Forma Statements”).

The acquisition has been accounted for as a business combination (in accordance with ASC 805 Business Combinations) and, as such, KUPI’s assets acquired and liabilities assumed have been recorded at their respective fair values. The determination of fair value for the identifiable tangible and intangible assets acquired and liabilities assumed requires extensive use of accounting estimates and judgments. Significant estimates and assumptions include, but are not limited to: determining the timing and estimated costs to complete the in-process research and development projects, projecting the likelihood and timing of obtaining regulatory approval, estimating future cash flows and determining the appropriate discount rate. The estimated fair values of the assets acquired and liabilities assumed on the KUPI acquisition date included in the Pro Forma Statements are provisional and subject to change. Any changes to the final fair values could be material.

The pro forma adjustments reflecting the consummation of the KUPI acquisition are based upon the acquisition method of accounting in accordance with U.S. generally accepted accounting principles and upon the assumptions set forth in the Notes included in this section. The Pro Forma Statements have been prepared based on available information, using estimates and assumptions that our management believes are reasonable. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Pro Forma Statements and the reported amounts of revenues and expenses during the reporting period. These estimates and assumptions are preliminary and have been made solely for purposes of developing these Pro Forma Statements. The Unaudited Pro Forma Combined Balance Sheet has been adjusted to reflect the allocation of the purchase price to identifiable net assets acquired and of the excess purchase price to goodwill.

The Unaudited Pro Forma Combined Statement of Operations does not purport to represent the actual results of operations that would have occurred if the acquisition had taken place on the date specified and are not necessarily indicative of the results of operations that may be achieved in the future. The Unaudited Pro Forma Combined Statement of Operations does not reflect any adjustments for the effect of non-recurring items or operating synergies that we may realize as a result of the acquisition. The Pro Forma Statements include certain reclassifications to conform the historical financial information of KUPI to our presentation (see Note 4 in the accompanying notes).

The assumptions used and adjustments made in preparing the Pro Forma Statements are described in the Notes, which should be read in conjunction with the Pro Forma Statements. The Pro Forma Statements and related Notes contained herein should be read in conjunction with the Consolidated Financial Statements and related Notes included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2015 and the Unaudited Consolidated Financial Statements and related Notes included in our most recently filed Form 10-Q for the period ended September 30, 2015.

LANNETT COMPANY, INC.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2015

(In thousands)

	Lannett Company, Inc. Historical (1)	Kremers Urban Pharmaceuticals Inc. Reclassified Historical (2)	Pro Forma Adjustments (3)		Lannett Company, Inc. Pro Forma Combined
ASSETS
Current Assets:
Cash and cash equivalents	$207,768	$4,160	$(89,943)	(a)	$121,985
Investment securities	14,890	—	—		14,890
Accounts receivable, net	107,216	157,849	(5,006)	(b)	260,059
Inventories	45,231	66,921	19,140	(c)	131,292
Prepaid income taxes	5,531	—	4,456	(d)	9,987
Deferred tax assets	15,854	28,950	(24,764)	(e)	20,040
Other current assets	4,512	3,826	10,158	(f)	18,496
Total current assets	401,002	261,706	(85,959)		576,749
Property, plant, and equipment, net	98,621	94,131	—		192,752
Intangible assets, net	28,903	5,151	658,769	(g)	692,823
Goodwill	141	177,957	75,761	(h)	253,859
Deferred tax assets	12,471	192	578	(e)	13,241
Other assets	2,441	—	7,359	(i)	9,800
TOTAL ASSETS	$543,579	$539,137	$656,508		$1,739,224
LIABILITIES
Current liabilities:
Accounts payable	$17,259	$13,507	$—		$30,766
Accrued expenses	6,675	6,607	—		13,282
Accrued payroll and payroll-related expenses	4,748	15,362	5,575	(j)	25,685
Rebates payable	11,458	9,543	—		21,001
Royalties payable	—	7,131	—		7,131
Current portion of long-term debt	137	—	68,250	(k)	68,387
Total current liabilities	40,277	52,150	73,825		166,252
Long-term debt, less current portion, net	839	—	1,012,144	(k)	1,012,983
Acquisition-related contingent consideration	—	—	35,000	(l)	35,000
Other liabilities	578	23,293	(17,924)	(m)	5,947
TOTAL LIABILITIES	41,694	75,443	1,103,045		1,220,182
STOCKHOLDERS’ EQUITY
Common Stock	37	—	—		37
Additional paid-in capital	242,025	192,134	(162,214)	(n)	271,945
Retained earnings	266,754	269,913	(282,676)	(n)	253,991
Accumulated other comprehensive loss	(311)	1,647	(1,647)		(311)
Treasury stock	(6,988)	—	—		(6,988)
Total Lannett Company, Inc. stockholders’ equity	501,517	463,694	(446,537)		518,674
Noncontrolling interests	368	—	—		368
Total stockholders’ equity	501,885	463,694	(446,537)		519,042
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$543,579	$539,137	$656,508		$1,739,224

(1)         Represents unaudited results as of September 30, 2015 as reported on Form 10-Q filed with the SEC on November 5, 2015. Certain amounts have been reclassified.

(2)         Certain amounts have been reclassified to conform to Lannett’s presentation. Refer to Note 4. Reclassifications below. Kremers Urban Pharmaceuticals Inc. financial data is as of September 30, 2015.

(3)         See Note 3. Pro Forma Adjustments below.

The accompanying Notes are an integral part of the Unaudited Pro Forma Combined Financial Statements.

LANNETT COMPANY, INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE TWELVE MONTHS ENDED JUNE 30, 2015

(In thousands)

	Lannett Company, Inc. Historical (1)	Kremers Urban Pharmaceuticals Inc. Reclassified Historical (2)	Pro Forma Adjustments (3)		Lannett Company, Inc. Pro Forma Combined

Net sales	$406,837	$406,567	$(4,025)	(b)	$809,379
Cost of sales	100,344	237,820	—		338,164
Amortization of intangibles	137	916	27,684	(o)	28,737
Gross profit	306,356	167,831	(31,709)		442,478
Operating expenses:
Research and development expenses	30,342	30,292	(2,895)	(p)	57,739
Selling, general and administrative expenses	45,206	17,534	993	(q)	63,733
Acquisition-related expenses	4,321	8,978	(8,978)	(r)	4,321
Total operating expenses	79,869	56,804	(10,880)		125,793
Operating income	226,487	111,027	(20,829)		316,685
Other income (loss):
Investment income	1,130	—	—		1,130
Interest expense	(207)	—	(106,019)	(s)	(106,226)
Other	12	(468)	—		(456)
Total other income (loss)	935	(468)	(106,019)		(105,552)
Income before income taxes	227,422	110,559	(126,848)		211,133
Income tax expense	77,430	25,206	(45,703)	(t)	56,933
Net income	149,992	85,353	(81,145)		154,200
Less: Net income attributable to noncontrolling interest	73	—	—		73
Net income attributable to Lannett Company, Inc.	$149,919	$85,353	$(81,145)		$154,127

Earnings per common share attributable to Lannett Company, Inc.:
Basic	$4.18			(u)	$4.30
Diluted	$4.04			(u)	$4.15

Weighted average common shares outstanding:
Basic	35,827,167				35,827,167
Diluted	37,127,117				37,127,117

(1)         Represents audited results for the year ended June 30, 2015 as reported on Form 10-K filed with the SEC on August 27, 2015.

(2)         Certain amounts have been reclassified to conform to Lannett’s presentation. Refer to Note 4. Reclassifications below. Kremers Urban Pharmaceuticals Inc. financial data is for the last twelve months ended June 30, 2015.

(3)         See Note 3. Pro Forma Adjustments below.

The accompanying Notes are an integral part of the Unaudited Pro Forma Combined Financial Statements.

LANNETT COMPANY, INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2015

(In thousands)

	Lannett Company, Inc.	Kremers Urban Pharmaceuticals Inc.	Pro Forma Adjustments		Lannett Company, Inc.
	Historical (1)	Reclassified Historical (2)	(3)		Pro Forma Combined
Net sales	$106,433	$78,279	$(746)	(b)	$183,966
Cost of sales	28,819	50,230	—		79,049
Amortization of intangibles	187	22	7,128	(o)	7,337
Gross profit	77,427	28,027	(7,874)		97,580
Operating expenses:
Research and development expenses	6,528	9,176	(607)	(p)	15,097
Selling, general and administrative expenses	15,536	4,873	253	(q)	20,662
Acquisition-related expenses	3,942	1,680	(5,622)	(r)	—
Total operating expenses	26,006	15,729	(5,976)		35,759
Operating income	51,421	12,298	(1,898)		61,821
Other income (loss):
Investment loss	(1,110)	—	—		(1,110)
Interest expense	(60)	—	(26,029)	(s)	(26,089)
Other	—	(297)	—		(297)
Total other loss	(1,170)	(297)	(26,029)		(27,496)
Income before income taxes	50,251	12,001	(27,927)		34,325
Income tax expense	17,055	999	(10,062)	(t)	7,992
Net income	33,196	11,002	(17,865)		26,333
Less: Net income attributable to noncontrolling interest	15	—	—		15
Net income attributable to Lannett Company, Inc.	$33,181	$11,002	$(17,865)		$26,318

Earnings per common share attributable to Lannett Company, Inc.:
Basic	$0.91			(u)	$0.72
Diluted	$0.89			(u)	$0.70

Weighted average common shares outstanding:
Basic	36,310,653				36,310,653
Diluted	37,414,724				37,414,724

(1)         Represents unaudited results for the three months ended September 30, 2015 as reported on Form 10-Q filed with the SEC on November 5, 2015.

(2)         Certain amounts have been reclassified to conform to Lannett’s presentation. Refer to Note 4. Reclassifications below. Kremers Urban Pharmaceuticals Inc. financial data is for the last three months ended September 30, 2015.

(3)         See Note 3. Pro Forma Adjustments below.

The accompanying Notes are an integral part of the Unaudited Pro Forma Combined Financial Statements.

LANNETT COMPANY, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED

FINANCIAL STATEMENTS

Note 1. Basis of presentation

The Unaudited Pro Forma Combined Balance Sheet combines Lannett and KUPI’s historical Consolidated Balance Sheets as of September 30, 2015.

The Unaudited Pro Forma Combined Statement of Operations for the twelve months ended June 30, 2015 combines the historical year ended June 30, 2015 results for Lannett and the twelve months ended June 30, 2015 for KUPI to conform to Lannett’s fiscal year-end. The Unaudited Pro Forma Combined Statement of Operations for the three months ended September 30, 2015 combines the historical first quarter ended September 30, 2015 results for Lannett and the three month interim period ended September 30, 2015 for KUPI.

The Unaudited Pro Forma Combined Statement of Operations does not reflect the non-recurring expenses that we incurred in connection with the Acquisition, including fees to financing sources, attorneys, accountants and other professional advisors, the write-off of deferred financing costs, and other transaction-related costs that will not be capitalized. Additionally, the Unaudited Pro Forma Combined Statement of Operations does not reflect the effects of any anticipated cost savings and any related non-recurring costs to achieve those cost savings. The Unaudited Pro Forma Combined Statement of Operations does not purport to represent our actual results of operations that would have occurred if the acquisitions had taken place on the dates specified, nor are they necessarily indicative of the results of operations that may be achieved in the future. The Unaudited Pro Forma Combined Statement of Operations includes certain reclassifications to conform the historical financial information of KUPI to our financial presentation.

Note 2. Acquisition of Kremers Urban Pharmaceuticals Inc.

Lannett completed the acquisition of 100% of the outstanding shares of KUPI on November 25, 2015, upon which KUPI became a wholly-owned subsidiary of Lannett.  KUPI was a privately-held subsidiary of UCB S.A., a specialty generic pharmaceutical company headquartered in Princeton, NJ, focused on difficult-to-formulate products as well as products using different specialized delivery technologies.

The following table summarizes the fair value of total consideration transferred to KUPI shareholders at the acquisition date of November 25, 2015:

(In thousands)
Cash purchase price paid to KUPI shareholders (1)	$1,030,000
Estimated working capital adjustment (2)	(46,202)
Certain amounts reimbursable by UCB (3)	(37,340)
Total cash consideration transferred to KUPI shareholders	946,458
Unsecured 12.0% Senior Notes issued to UCB (4)	200,000
Acquisition-related contingent consideration (5)	35,000
Warrant issued to UCB (6)	29,920
Total consideration to KUPI shareholders	$1,211,378

(1)         Cash consideration paid to KUPI shareholders was provided by borrowings under Lannett’s Senior Secured Credit Facilities and cash on hand.

(2)         Represents the estimated working capital adjustment pursuant to the terms and conditions of the amended Stock Purchase Agreement dated September 2, 2015.

(3)         Represents reimbursement from UCB for certain amounts incurred by UCB in connection with the financing of the transaction pursuant to the terms and conditions of the amended Stock Purchase Agreement dated September 2, 2015.

(4)         Lannett issued $200.0 million senior unsecured notes to UCB as consideration for the acquisition.

(5)         Represents the contingent payment related to the section 338(h)(10) election made pursuant to the Acquisition. Lannett has agreed to a 50/50 split of the additional tax liabilities UCB will incur associated with the section 338(h)(10) election, up to $35.0 million. We have accounted for this arrangement as contingent consideration and have recorded a liability of $35.0 million.

(6)         LCI issued to UCB a warrant to purchase up to 2.5 million shares of common stock. The estimated fair value at the acquisition date was $29.9 million. The fair value assigned to the warrant was determined using the Black-Scholes valuation model. The Company concluded that the warrant was indexed to its own stock and therefore the warrant has been classified as an equity instrument.

The purchase price of KUPI is allocated to the following assets acquired and liabilities assumed as if the Transaction occurred on September 30, 2015:

(In thousands)	September 30, 2015
Accounts receivable, net of revenue-related reserves	$152,843
Inventories	86,061
Other current assets	13,984
Property, plant and equipment	94,131
Product rights	409,000
Trade name	2,920
Other intangible assets	20,000
In-process research and development	232,000
Goodwill	253,718
Deferred tax assets	4,956
Other asset	4,859
Total assets acquired	1,274,472
Accounts payable	(13,507)
Accrued expenses	(6,607)
Accrued payroll and payroll-related expenses	(20,937)
Rebates payable	(9,543)
Royalties payable	(7,131)
Other long-term liabilities	(5,369)
Total net assets acquired	$1,211,378

Note 3.         Pro forma adjustments

(a)         The pro forma adjustment to the Cash and cash equivalents balance represents the effects of the following transactions:

(In thousands)
Total cash purchase price	$(1,030,000)
Estimated working capital adjustment (1)	46,202
Certain reimbursable amounts (2)	37,340
Debt proceeds (3)	877,894
Estimated additional direct transaction costs to be incurred by LCI in connection with the Acquisition	(17,219)
Elimination of KUPI’s cash (4)	(4,160)
Net pro forma adjustment	$(89,943)

(1) Represents the estimated working capital adjustment pursuant to the terms and conditions of the amended Stock Purchase Agreement dated September 2, 2015.

(2) Represents reimbursement from UCB for certain amounts incurred by UCB in connection with the financing of the transaction pursuant to the terms and conditions of the amended Stock Purchase Agreement dated September 2, 2015.

(3) Total debt proceeds used to fund a portion of the Acquisition consists of: (i) $50.0 million received in connection with the issuance of $250.0 million senior notes (of which, $200.0 million is included in total consideration transferred to KUPI), (ii) $910.0 million received in connection with the issuance of the Term Loans, (iii) $22.8 million borrowings on the Revolving Credit Facility. The $877.9 million debt proceeds received are net of initial purchaser’s discount and other debt issuance costs of $104.9 million.

(4) Represents the elimination of KUPI’s cash balance pursuant to the terms and conditions of the amended Stock Purchase Agreement dated September 2, 2015.

(b)         The Company records revenue-related reserves based on contract terms. The adjustment represents the increase in reserves to conform KUPI’s accounting policy for revenue-related reserves to that of Lannett’s accounting policy. Refer to Note 4.

(c)          Adjustment is to record the fair value step up for acquired inventory.  Finished goods and work-in-process inventory have been recorded at estimated selling price less the sum of costs of disposal, a reasonable profit allowance for our selling effort, and estimated costs to complete for work-in-process inventory.  Raw material inventory has been valued at current replacement cost, which approximated KUPI’s carrying value.  As there is no continuing impact of the inventory step-up on the Company’s results, the cost of sales associated with the increased inventory value is not included in the Unaudited Pro Forma Combined Statements of Operations.

(d)         Of the additional $17.2 million direct transaction costs expected to be incurred (see (a)) in connection with acquiring KUPI, $12.4 million are estimated to be tax deductible. The adjustment reflects the tax effect of the tax deductible portion.

(e)          The net adjustment in current deferred tax assets consists of (i) a $28.9 million adjustment to remove KUPI’s historical current deferred tax asset and (ii) a $4.2 million adjustment to record the new fair value.

The net adjustment in non-current deferred tax assets consists of (i) a $0.2 million adjustment to remove KUPI’s historical non-current deferred tax asset and (ii) a $0.8 million adjustment to record the fair value of the non-current deferred tax asset.

(f)   Represents a $10.2 million adjustment to other current assets for indemnification of change-in-control payments for certain employees in connection with the Acquisition.

(g)          The fair value of the intangible assets acquired and related amortization periods, as well as the reversal of KUPI’s historical intangible assets, are reflected in the following pro forma adjustment:

(In thousands)		Amortization Period (in years)
In-process research and development	$232,000	—
KUPI product rights	409,000	15
KUPI tradename	2,920	2
Other intangible assets	20,000	15
Elimination of KUPI’s historical intangible asset value	(5,151)
Net pro forma adjustment	$658,769

Pro forma adjustments related to amortization of definite-lived intangible assets are reflected on the Unaudited Pro Forma Combined Statement of Operations.  See (o), (p), and (q).

The fair value of the KUPI product rights, in-process research and development and other intangible assets were estimated using a discounted present value income approach. Under this method, an intangible asset’s fair value is equal to the present value of the incremental after-tax cash flows (excess earnings) attributable solely to the intangible asset over its remaining useful life. To calculate fair value, the Company used cash flows discounted at rates considered appropriate given the inherent risks associated with each type of asset. The Company believes that the level and timing of cash flows appropriately reflect market participant assumptions. The fair value of the KUPI tradename was estimated using an income approach, specifically known as the relief from royalty method. The relief from royalty method is based on a hypothetical royalty stream that would be received if the Company were to license the KUPI tradename. Thus, we derived the hypothetical royalty income from the projected revenues of KUPI products, respectively. Cash flows were assumed to extend through the remaining economic useful life of each class of intangible asset. These estimates and assumptions are preliminary and have been made solely for purposes of developing these Pro Forma Statements. Any changes to final estimates or amounts could be significant.

(h)         Represents the net adjustment to goodwill consisting of (i) the reversal of KUPI’s historical goodwill totaling $178.0 million and (ii) to record goodwill totaling $253.7 million for the excess of the purchase price over the fair value of the tangible and intangible assets acquired and liabilities assumed.

(i)             Represents the net adjustment to other assets consisting of (i) a $4.9 million adjustment to record the fair value of the indemnification asset related to liabilities for uncertain tax positions and (ii) a $2.5 million adjustment for debt issuance costs incurred in connection with the issuance of the Senior Secured Credit Facility (see (k)). The debt issuance costs will be amortized over the life of the Revolving Credit Facility which matures in 2020. The amortization of debt issuance costs is reflected as a pro forma adjustment to the Unaudited Pro Forma Combined Statement of Operations (see (s)).

(j)            Represents the net adjustment for change-in-control payments for certain employees in connection with the Acquisition. Adjustment reflects the elimination of KU’s historical $4.6 million liability and the recording of $10.2 million (see (f)) to reflect the fair value of the liability assumed.

(k)         Total debt issued to fund a portion of the transaction consists of the following:

(In thousands)
Term Loan A due 2022	$275,000
Term Loan B due 2022	635,000
Borrowings on Senior Secured Revolving Credit Facility due 2020	22,750
Unsecured 12.0% Senior Notes due 2023	250,000
Total debt issued	1,182,750
Initial purchaser’s discount and other debt issuance costs related to Term Loans	(102,356)
Net pro forma adjustment for total debt	$1,080,394

The net pro forma adjustment for total debt is split between current and long-term as follows:

(In thousands)
Current portion of long-term debt	$68,250
Long-term debt, less current portion, net	$1,012,144

(l)             Represents the contingent payment related to the section 338(h)(10) election made pursuant to the Acquisition. Lannett has agreed to a 50/50 split of the additional tax liabilities UCB will incur associated with the section 338(h)(10) election, up to $35.0 million.

(m)     The net pro forma adjustment includes (i) the elimination of $23.3 million historical KUPI liabilities for uncertain tax positions (ii) the recording of the fair value of liabilities for uncertain tax positions in the amount of $4.9 million and (iii) represents the recording of the estimated fair value for the KUPI environmental liability assumed in the amount of $510 thousand.

(n)         Represents the following adjustments to equity:

(In thousands)
Elimination of KUPI’s historical additional paid-in capital	$(192,134)
Elimination of KUPI’s historical retained earnings	(269,913)
Record estimated transaction costs incurred by LCI in connection with the Acquisition, net of $4.5 million tax effect (see (a) and (d))	(12,763)
Elimination of KUPI’s historical accumulated other comprehensive income	(1,647)
Issuance of warrant to UCB (See Note 2)	29,920
Net pro forma adjustment	$(446,537)

(o)         Adjustment represents the net increase to cost of sales which consists of the following:

(In thousands)	Year Ended June 30, 2015	Three Months Ended September 30, 2015
Elimination of KUPI’s historical amortization expense	$(916)	$(22)
Record amortization expense for acquired definite-lived intangible assets (1)	28,600	7,150
Net pro forma adjustment	$27,684	$7,128

(1)         Amortization expense relates to the value of definite-lived intangible assets, recorded over the estimated useful lives of 15 years for currently marketed products and other intangible assets (see (g)).

(p)         Adjustment represents the elimination of KUPI’s historical amortization expense classified as Research and development expenses.

(q)         Adjustment to Selling, general and administrative expenses consists of the following:

(In thousands)	Year Ended June 30, 2015	Three Months Ended September 30, 2015
Elimination of KUPI’s historical amortization expense	$(467)	$(112)
Record amortization expense for the acquired KUPI tradename (1)	1,460	365
Net pro forma adjustment	$993	$253

(1)         Amortization expense relates to the value of the KUPI tradename and is recorded over the estimated useful life of 2 years (see (g)).

(r)            Adjustment to Acquisition-related expense consists of the following:

(In thousands)	Year Ended June 30, 2015	Three Months Ended September 30, 2015
Elimination of LCI’s acquisition-related costs (1)	—	(3,942)
Elimination of KUPI’s acquisition-related costs (2)	(8,978)	(1,680)
Net pro forma adjustment	$(8,978)	$(5,622)

(1)         Represents the acquisition-related costs associated with the business combination recorded by Lannett. The costs are non-recurring in nature and therefore eliminated for purposes of preparing the Unaudited Pro Forma Combined Statement of Operations.

(2)         Represents the acquisition-related costs associated with the business combination recorded by KUPI. The costs are non-recurring in nature and therefore eliminated for purposes of preparing the Unaudited Pro Forma Combined Statement of Operations.

(s)           Adjustment represents the increase in interest expense related to the issuance of the Senior Secured Credit Facility and the 12.00% Senior Notes entered into in connection with the Acquisition.  It also includes amortization of initial purchaser’s discount and other issuance costs totaling $19.3 million for the twelve months ended June 30, 2015 and $4.7 million for three months ended September 30, 2015. The variable interest rates on the Term Loan A and Term Loan B were assumed based on the terms of the Senior Secured Credit Facility.  If the variable interest rate debt was outstanding at September 30, 2015, each 1/8% increase in interest rates would yield $1.1 million of incremental annual interest expense.

(t)            For purposes of this Unaudited Pro Forma Combined Statement of Operations, an estimated income tax rate of approximately 36.03% has been used for the pro forma adjustments for the twelve months ended June 30, 2015 and the three months ended September 30, 2015. The estimated income tax rate is based on the applicable enacted statutory tax rates for the period. These rates are estimates and do not take into account future income tax strategies that may be applied to the combined entity.

(u)         The unaudited pro forma combined basic and diluted earnings per share for the period presented are based on the basic and diluted weighted-average number of common shares outstanding.  The pro forma combined shares outstanding for the twelve months ended June 30, 2015 and the three months ended September 30, 2015 are not impacted by the Transactions, and are therefore consistent with Lannett’s basic and diluted shares outstanding for the year ended June 30, 2015 and the three months ended September 30, 2015.

Note 4.   Reclassifications

Lannett performed a review of KUPI’s accounting policies for the purpose of identifying any material differences in significant accounting policies between Lannett and KUPI and any accounting adjustments that would be required in connection with adopting uniform policies. Lannett’s management is not aware of any differences in the accounting policies of KUPI and Lannett that will result in material adjustments to Lannett’s consolidated financial statements. Lannett did conform KUPI’s accounting policies to those of Lannett’s for revenue related reserves (see (b) in Note 3) and the presentation of certain financial statement line items as discussed below.

The following identifies the reclassifications made to KUPI’s historical financial statements in order to conform to our financial statement presentation:

	KUPI 9/30/15	KUPI 9/30/15	KUPI 9/30/15
(In thousands)	Historical	Reclassifications	Reclassified
Assets
Current assets:
Cash and cash equivalents	$4,160	$—	$4,160
Accounts receivable, net	151,420	6,429	157,849
Due from affiliates	6,429	(6,429)	—
Inventories, net	66,921	—	66,921
Deferred income taxes	28,950	—	28,950
Other current assets	3,826	—	3,826
Total current assets	261,706	—	261,706
Property and equipment, net	94,131	—	94,131
Intangible assets, net	5,151	—	5,151
Goodwill	177,957	—	177,957
Deferred tax assets	192	—	192
Total assets	$539,137	$—	$539,137

Liabilities and Stockholder’s Equity
Current liabilities:
Accounts payable	$50,813	$(37,306)	$13,507
Accrued expenses	—	6,607	6,607
Accrued payroll and payroll-related expenses	—	15,362	15,362
Rebates payable	—	9,543	9,543
Royalties payable	—	7,131	7,131
Total current liabilities	50,813	1,337	52,150
Liabilities for unrecognized tax benefits	23,293	(23,293)	—
Other liabilities	1,337	21,956	23,293
Total liabilities	75,443	—	75,443

Stockholder’s equity:
Additional paid-in capital	404,052	(211,918)	192,134
Retained earnings	269,913	—	269,913
Receivable from parent	(211,918)	211,918	—
Accumulated other comprehensive income	1,647	—	1,647
Total stockholders’ equity	463,694	—	463,694
Total liabilities and stockholder’s equity	$539,137	$—	$539,137

	LTM (1)
(In thousands)	KUPI 6/30/15 Historical	LTM (1) KUPI 6/30/15 Reclassifications	LTM (1) KUPI 6/30/15 Reclassified
Net sales	$360,165	$46,402	$406,567
Net sales to related party	20,174	(20,174)	—
Contract manufacturing revenue	32,342	(32,342)	—
Total net revenues	412,681	(6,114)	406,567
Cost of goods sold	207,589	30,231	237,820
Cost of goods sold to related party	7,788	(7,788)	—
Contract manufacturing costs	18,633	(18,633)	—
Total cost of goods sold	234,010	3,810	237,820
Amortization of intangibles	—	916	916
Gross profit	178,671	(10,840)	167,831
Operating expenses:
Research and development expenses	29,720	572	30,292
Selling, general and administrative expenses	25,910	(8,376)	17,534
Selling, general and administrative expenses to related party	5,101	(5,101)	—
Other expense, net	6,809	(6,809)	—
Acquisition-related expenses	—	8,978	8,978
Total operating expenses	67,540	(10,736)	56,804
Operating income	111,131	(104)	111,027
Other loss	—	(468)	(468)
Income before provision for income taxes	111,131	(572)	110,559
Provision for income taxes	25,778	(572)	25,206
Net income	$85,353	$—	$85,353

(1)   LTM represents the last twelve months ended June 30, 2015 to conform to the Lannett fiscal year-end.

	3 months
(In thousands)	KUPI 9/30/15 Historical	3 months KUPI 9/30/15 Reclassifications	3 months KUPI 9/30/15 Reclassified
Net sales	$68,180	$10,099	$78,279
Net sales to related party	2,303	(2,303)	—
Contract manufacturing revenue	6,279	(6,279)	—
Total net revenues	76,762	1,517	78,279
Cost of goods sold	45,476	4,754	50,230
Cost of goods sold to related party	772	(772)	—
Contract manufacturing costs	3,083	(3,083)	—
Total cost of goods sold	49,331	899	50,230
Amortization of intangibles	—	22	22
Gross profit	27,431	596	28,027
Operating expenses:
Research and development expenses	9,176	—	9,176
Selling, general and administrative expenses	3,671	1,202	4,873
Selling, general and administrative expenses to related party	1,295	(1,295)	—
Other expense, net	1,288	(1,288)	—
Acquisition-related expenses	—	1,680	1,680
Total operating expenses	15,430	299	15,729
Operating income	12,001	297	12,298
Other loss	—	(297)	(297)
Income before provision for income taxes	12,001	—	12,001
Provision for income taxes	999	—	999
Net income	$11,002	$—	$11,002